OPTION AGREEMENT ASSIGNMENT

This Option Agreement Assignment made this  16th   day of
March   , 1999.

BETWEEN:

          BELMONT RESOURCES INC., a company incorporated under the laws of British Columbia.

("BELMONT")

AND:

          MONTORO RESOURCES INC., a company incorporated under the laws of British Columbia.

("MONTORO")

WHEREAS:

BELMONT holds under an Option Agreement, sixty-seven mineral claims (the "Property") located in the Lac Rocher Area, Quebec and more specifically described in Schedule "A" attached hereto.

AND WHEREAS:

BELMONT wishes to assign, bargain or sell FIFTY percent (50%) interest in the attached Schedule "A" Agreement, and in consideration of the sum of Ten Dollars ($10.00), the receipt of which is hereby acknowledged, the parties hereto agree to the following terms and conditions:

NOW THEREFORE WITNESSETH that in consideration of the premises and mutual promises, covenants, conditions, representations and warranties herein set out, the parties agree as follows:

REPRESENTATIONS AND WARRANTIES:

Each party represents and warrants to the other that:

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation and is or will be qualified to do business and to hold an interest in the Property in the jurisdiction in which the Property is located;

it has full power and authority to carry on business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder;

it has duly obtained all internal corporate authorizations for the execution, delivery and performance of this Agreement and the execution and delivery of this Agreement will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constraining or initiating documents or any indenture, agreement or other instruments whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws;

BELMONT represents and warrants to MONTORO that to the best of its knowledge:

the Property is in good standing under the laws of the jurisdiction in which the Property is located up to and including the date of this Agreement;

the Property is free and clear of all liens, charges and encumbrances and is not subject to any right , claim or interest of any other person;

there are no adverse claims or challenges against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefor and no person has any royalty or interest whatsoever in production of profits from the Property or any portion thereof other than a 2% Net Smelter Return in respect of all claims comprising the Property.

TERMS AND CONDITIONS:

MONTORO will pay BELMONT fifteen thousand dollars ($15,000) Cdn.
within thirty days of signing of this Agreement;

MONTORO will pay BELMONT an additional fifteen thousand dollars
($15,000) Cdn. within sixty days of signing of this Agreement;

MONTORO will issue fifty thousand (50,000) common shares of its stock to BELMONT within fifteen (15) days of VSE approval, which shares shall be subject to a one (1) year hold period.

MONTORO will complete a PHASE I exploration and development program of the said property in the amount of $35,000. Such work to include line cutting, geological mapping, prospecting, sampling and to be completed by September 30, 1999.

On completion of PHASE I, BELMONT and MONTORO will form a Joint Venture to allow for further exploration and development of the said property. Such work to include airborne and ground geophysical surveys (mag / max - min / induce polarization) and diamond drilling. BELMONT will be the operator in the joint venture exploration.

All terms and conditions are subject to regulatory approvals.

Except as amended herein the other clauses in the Option
Agreement shall remain in full force and effect.

This Agreement is an Assignment of an Option Agreement and should MONTORO fail to comply with the conditions, terms and provisions described herein, this Agreement will terminate without penalty or blame to either party.

The parties hereto shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of the agreement herein.

IN WITNESS WHEREOF this Agreement has been executed by BELMONT
RESOURCES INC. and MONTORO RESOURCES INC. as of the date first above written.


THE CORPORATE SEAL OF
BELMONT RESOURCES INC.
was hereunto affixed in the presence of:
C/S

/s/
Director


/s/
Director


THE CORPORATE SEAL OF
MONTORO RESOURCES INC.
was hereunto affixed in the presence of:
C/S

/s/
Director


/s/
Director